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                         SOFTWARE CONVERSION AGREEMENT


     THIS AGREEMENT, made and entered into as of the ___ day of April, 1997, by and between Arrhythmia Research Technology, Inc., a Delaware corporation having an office and place of business at 5910 Courtyard Drive, Suite 300, Austin, Texas 78731 (hereinafter "ART") and Softheart, Inc., a Vermont corporation having an office and place of business at 147 Clark Road, Charlotte, Vermont 05445 (hereinafter "Softheart").

     WHEREAS, ART is the exclusive licensee, pursuant to a License Agreement with Softheart of even date herewith (the "License Agreement"), of certain existing software which operates under the DOS operating system, for cardiac catheterization laboratory signal acquisition from a patient, data analysis and storage; and

     WHEREAS, Softheart agrees to upgrade the existing software known as the K-3 System Software (Version 3.0) by converting it to run under the Windows-TM- NT or 95 operating system.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings hereinafter defined:

          1.1 "EXISTING SOFTWARE" shall mean the software and documentation of the current K-3 System Software (Version 3.0).

          1.2 "WINDOWS UPGRADE" shall mean the Existing Software (except the On-Line Cath Lab Analysis Computer Program without modifications, to be sold as an "add-on" product) upgraded to operate under the Windows NT or 95 operating system, recognizing that there will be differences in program interfaces and flow because of opportunities provided by and limitations of the Windows environment, and because of mutually agreed upon changes, which may include but are not necessarily limited to, changing program flow to facilitate ease of use, providing access to patient data by using standard Access-TM- database structures, and providing flexible program structures that allow integration of future enhancements and product developments.

     2.   DUTIES OF SOFTHEART.

          2.1 Softheart shall modify the Existing Software to create the Windows Upgrade in accordance with the timetable and milestones for performance as set forth in Schedule A attached hereto and made a part hereof. The Windows Upgrade shall be subject to ART's acceptance as set forth in Paragraph 3.2 below.

          2.2 Softheart shall correct any deliverables rejected as set forth in

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Paragraph 3.2 and resubmit the same to ART within sixty (60) days after rejection for ART's acceptance as provided in Paragraph 3.2 below. If Softheart fails to cure as set forth in Paragraph 3.2 hereof, Softheart shall be deemed to have breached a material provision of this Agreement.

     3.   DUTIES OF ART.

          3.1 ART shall identify a Beta test hospital, negotiate the financial arrangements, and provide and install the equipment required to test the Windows Upgrade. ART shall pay Softheart's reasonable and necessary out-of-pocket expenses in connection with any travel which may be required to and from the test site during the Beta test phase of the software development.

          3.2 ART shall promptly accept or reject the Windows Upgrade and all deliverables and tasks. If, within thirty (30) days of receipt of the Windows Upgrade and all deliverables and tasks, ART determines that the Windows Upgrade and all deliverables and tasks do not substantially comply with the Specifications set forth in Paragraph 1.2, ART may return the Windows Upgrade and all deliverables and tasks with a report detailing the reasons for its unacceptability. Softheart shall have a period of sixty (60) days within which to cure any such non-compliance with the Specifications as described in Paragraph 1.2. The Windows Upgrade and all deliverables and tasks shall be deemed to be accepted by ART if (i) a system is sold with the upgraded software, or (ii) ART fails to reject the upgrade within thirty (30) days of receipt of the Windows Upgrade and all deliverables and tasks or any cure provided for hereunder.

     4.   PROPRIETARY RIGHTS

          ART acknowledges and agrees that the Windows Upgrade embodies and constitutes valuable proprietary information and trade secrets of Softheart. ART agrees that this Agreement in no way confers title, ownership, or proprietary rights in the Windows Upgrade to ART, and that all such title, ownership and proprietary rights belong to and shall remain with Softheart. Softheart shall be obligated to obtain such copyrights, patents, and trademarks as are necessary at its sole expense.

     5.   COMPENSATION.

          5.1 ART shall advance to Softheart One Hundred Forty-Five Thousand and No/100 Dollars ($145,000), payable as follows:

               (a) Thirty Thousand Seven Hundred Twenty-Five and No/100 Dollars ($30,725) upon execution of this Agreement; and

               (b) Six Thousand Seven Hundred Twenty-Five Dollars ($6,725) on the last day of the month next succeeding the execution of this Agreement and on the

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     last day of the next sixteen (16) months following such next succeeding month. The seventeen monthly payments shall be subject to the provisions of Paragraph 3 of Exhibit B of the License Agreement.

          5.2 For travel required as set forth herein, or as otherwise requested by ART, ART will pay for the reasonable and actual costs of travel and living accommodations of Softheart's employees and/or consultants in accordance with ART's then applicable expense reimbursement policies for corporate officers.

          5.3 All amounts due and payable to Softheart hereunder shall be inclusive of all applicable taxes.

     6.   FDA AUTHORIZATION.

          6.1 Softheart shall have full responsibility for obtaining FDA 510(k) authorization for the use of the Windows Upgrade as part of or in connection with ART products, if necessary. It is presently contemplated that a "letter to file" and the associated documentation will be adequate to retain the current FDA authorization. However, in the event that a new 510(k) becomes necessary, Softheart will prepare the application and provide whatever further information the FDA may require. All out-of-pocket expenses shall be paid or reimbursed by ART upon presentation of adequate documentation. To the extent that FDA compliance requires a commitment of time by Softheart beyond that which is necessary for 510(k) authorization, the parties shall negotiate a new fee arrangement for the FDA aspect of this Agreement only and ART shall be entitled to recoup its fees and expenses at the rate of $2,000 per unit for products sold, other than Coronary Reporting and Inventory programs, as provided in Paragraph 3 of Exhibit B of the License Agreement.

          6.2 Softheart shall indemnify ART to the extent described in this Paragraph 6.2 for any and all liability, loss, expenses (including, but not limited to, attorneys' fees), actions or damages of any kind or nature incurred by ART as a result of any claim or proceeding against ART by any person not a party to this Agreement or any governmental authority (including the FDA) which claim or proceeding is based in whole or in part on an allegation that the use of the Windows Upgrade violates the Medical Device Amendments to the Food, Drug and Cosmetic Act, or any rules, regulations or orders promulgated or issued thereunder, but only to the extent that such claim or proceeding is based on a finding by the FDA that the sale or marketing of the Windows Upgrade violates such Medical Device Amendments; provided ART promptly notifies Softheart of any such claim or proceeding in writing and gives Softheart the opportunity to defend or settle any such claim or proceeding. If Softheart successfully defends or settles such claim, it shall have no further liability under this Paragraph 6.2. To the extent that such third-party liability is not based on Softheart's negligence, willful misfeasance or willful malfeasance, ART's remedies shall be limited to terminating this Agreement as provided in Paragraph 9.1(b) below or obtaining access to the Source Code as set forth in Paragraph 11 hereof.

     7.   WARRANTY.

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          7.1  Softheart warrants and represents that:

               (a) The Windows Upgrade meets or will meet the specifications of Paragraph 1.2 of this Agreement. The Windows Upgrade runs or will run on the PC operating under the current version of Windows NT or 95; and there are or will be no substantial errors, malfunctions or defects in the Windows Upgrade or any portion thereof.

               (b) The Windows Upgrade and all portions of the foregoing are or will be created solely by Softheart pursuant to this Agreement.

               (c) The Windows Upgrade and all portions thereof do not or will not infringe any patents, copyrights, trade secrets, or other proprietary rights of any third parties, and Softheart has or will have no reason to believe that any such infringement exists or claims thereof can be made by third parties.

               (d) Softheart has the right to enter into this Agreement, to grant to ART the rights and licenses set forth herein, and to perform all other obligations of this Agreement.

          7.2 If Softheart is in breach of any warranty or representation hereunder, Softheart shall return to ART the Existing Software and all monies paid to Softheart hereunder.

     8.   CONFIDENTIALITY.

          8.1 All information, documentation, and software, including the Existing Software, Windows Upgrade and all portions thereof shall be held in confidence by Softheart and may not be used by Softheart (other than for performance of services hereunder) nor disclosed to third parties without the prior written consent of ART; provided, however, that nothing contained herein shall prevent or prohibit Softheart from using any subroutines or portions of the Windows Upgrade and incorporating them into any software or products so long as said software or products do not become the functional equivalent of the Windows Upgrade.

          8.2 The terms and conditions of this Agreement may not be disclosed or made available by either party hereto to third parties without the prior written consent of the other party. However, nothing contained herein shall prevent either party from complying with applicable law, regulation, or court order.

     9.   TERMINATION AND CANCELLATION.

          9.1 This Agreement may be terminated/canceled upon the occurrence of one or more of the following events, and the terminating/canceling party shall not be liable to the other party for the rightful exercise of its right of termination/cancellation:

               (a) By either party if the other party seeks protection under the

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     bankruptcy laws (other than as a creditor), or makes any assignment for the benefit of creditors, or a trustee is appointed for all or any portion of such party's assets; or

               (b) By either party if the other party is in default of any material provision of this Agreement and such default is not cured within thirty (30) days after receipt of written notice of default by such other party.

          9.2 If this Agreement is terminated/canceled by ART pursuant to Paragraph 9.1, all amounts paid to Softheart pursuant to Paragraph 5.1, if any, shall be recouped by ART pursuant to the provisions of Paragraph 3 of Exhibit B of the License Agreement. ART shall further be entitled to recoup all subsequent development costs, up to $175,000 when aggregated with the amounts previously paid pursuant to Paragraph 5.1. If this Agreement is terminated/canceled by Softheart pursuant to Paragraph 9.1, then Softheart shall be entitled to retain all amounts previously paid by ART.

     10.  INDEMNITIES.

          10.1 Softheart shall indemnify and hold harmless ART and its customers against any claims that the Windows Upgrade, or any portion thereof, infringes any patent, copyright, trade secret, or other proprietary right and shall defend and/or settle any cause of action related thereto. If ART and/or its customers are enjoined from exercising any rights and licenses granted hereunder, Softheart shall obtain for ART and its customers the right to continue to exercise such rights and licenses at no cost to ART or its customers.

          10.2 Softheart shall indemnify and hold ART harmless against any and all liability for personal injury and property damage arising out of or related to the performance of this Agreement by Softheart or its employees, agents, or representatives. This Paragraph 10.2 does not relate to the performance or non-performance of the Windows Upgrade.

          10.3 In the event of any claim hereunder with respect to the Windows Upgrade which has been delivered to and accepted by ART in accordance with Paragraph 3.2 hereof, Section 18 of the License Agreement shall control.

     11.  SOURCE CODE.

          Provided ART is not in material breach of this Agreement, Softheart shall deliver to ART a machine readable form of the Source Code for the Windows Upgrade, as well as any enhancements, updates and corrections and, to the extent Softheart develops such materials in the ordinary course of its business, all related documentation (such as descriptions of the general program, architecture, module design specifications and FDA applications when applicable) and all instructions reasonably necessary to permit a skilled programmer to support, enhance and modify the Windows Upgrade, if (i) Softheart fails in a material respect to perform in accordance with the timetable and milestones set forth in Schedule A, and does not provide reasonable efforts to cure such failure within sixty (60) days after notice thereof; (ii) Softheart makes the source code generally available to any other party; (iii) Softheart ceases doing business for any reason; (iv) Softheart commits any

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act of bankruptcy (except for a Chapter 11 proceeding) within the meaning of the Federal Bankruptcy Laws; or if bankruptcy (except for a Chapter 11 Proceeding), receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against Softheart; or if a bankruptcy proceeding is converted into a Chapter 7 proceeding; or (v) Softheart fails to correct any substantial error in the Windows Upgrade and does not cure such failure within sixty (60) days after notice thereof as provided in Paragraph 3.2 hereof. In the event ART receives the source code in the manner provided hereunder, ART shall have, subject to all the terms and conditions of this Agreement, a fully paid-up license to use and modify the Source Code, subject to the terms of this Agreement, solely for purposes of completing, maintaining, operating and/or upgrading the Windows Upgrade.

     12. ASSIGNMENT. This Agreement and all rights or obligations of Softheart hereunder may not be assigned, subcontracted, or transferred by Softheart without the prior written consent of ART, which consent will not be unreasonably withheld.

     13. NOTICES. All notices required to be given pursuant to this Agreement shall be deemed given when actually delivered, if delivered in person, or three days after being deposited in the United States mail, certified mail/return receipt requested, postage prepaid and addressed to the receiving party as follows:

          For Softheart:      Softheart, Inc.
                              147 Clark Road
                              Charlotte, Vermont 05445
                              ATTN:  President

          For ART:            Arrhythmia Research Technology, Inc.
                              5910 Courtyard Drive, Suite 300
                              Austin, Texas 78731
                              ATTN:  President

     14. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals, representations, and commitments. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties hereto.

     15. GOVERNING LAW. This Agreement shall be interpreted in its entirety in accordance with the substantive laws of the State of Texas without reference to any conflicts of law.

     16. ARBITRATION. ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE RULES THEN OBTAINING OF THE AMERICAN ARBITRATION ASSOCIATION IN PITTSBURGH, PENNSYLVANIA AND JUDGMENT ON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives and have caused this Agreement to become effective as of the date first above written.

                                      SOFTHEART, INC.



                                      By:
                                          -----------------------------------
                                          Roy Ditchey, M.D., President




                                      ARRHYTHMIA RESEARCH TECHNOLOGY, INC.




                                      By:
                                          -----------------------------------
                                          E. P. Marinos, President and CEO




software agreement


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